Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 17, 2024, in the Registration Statement on Form F-1 of Srivaru Holding Limited for the registration of Srivaru Holding Limited units comprising ordinary shares and warrants to purchase ordinary shares pursuant to a firm committent underwitten offering with Maxim Group LLC as the underwriter.

/s/ Manohar Chowdhry & Associates

Chennai, India

October 28, 2024